Exhibit 10.11

SPRUCE BIOSCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Richard A. King (“Executive”) and Spruce Biosciences, Inc. (the “Company”) (together referred to herein as the “Parties”), effective as of October 1, 2019 (the “Effective Date”).

R E C I T A L S

A. The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B. Executive desires to provide services to the Company on the terms herein provided.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Effective on the Effective Date, Executive: (i) shall serve as the President and Chief Executive Officer of the Company, with responsibilities, duties and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business. In addition, Executive shall continue to serve as a member of the Board while employed hereunder.

(c) Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (i) accept any other employment or consultancy; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Executive may (x) serve on the board of directors of up to two (2) other private or public companies, subject in each case to the prior approval of the Board, not to be unreasonably withheld; and (y) devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided that in each case such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies.

2. Compensation and Related Matters.

(a) Base Salary. Executive’s initial annual base salary (the “Base Salary”) will be $400,000, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board or an authorized committee of the Board shall review Executive’s Base Salary annually, and any changes to Base Salary will be communicated in writing to Executive.

(b) Bonus. Executive will be eligible to receive an annual performance bonus with a target achievement of fifty percent (50%) of Executive’s then-Base Salary (the “Annual Bonus”). Any Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Company, as determined by the Board or an authorized committee of the Board. The Board or an authorized committee of the Board shall review Executive’s Annual Bonus target periodically. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within 75 days following the end of the fiscal year to which the bonus relates. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any calendar year, and that whether the Company pays Executive an Annual Bonus under such program will be determined by the Company in its sole discretion. For clarification, this Annual Bonus is separate and distinct from the Financing Bonus outlined in Section 2(d).

(c) Equity Awards.

(i) Stock Options. Executive currently holds an option to purchase 380,000 shares of the Company’s common stock (the “Existing Option”). In addition, in connection with entering into this Agreement, Executive shall be granted an option to purchase 1,148,406 shares of the Company’s common stock (the “Additional Option”), which together with the Initial Option represents approximately four percent (4%) of the Fully Diluted Shares (as defined below) as of the Effective Date, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board in its sole discretion), provided that Executive is employed by the Company on the date of grant. Subject to Executive’s continued service with the Company through the applicable vesting date, 1/48th of the total number of shares initially subject to the Additional Option will vest on each monthly anniversary of the Effective Date. The Additional Option, and any shares acquired upon exercise, will be subject to the terms and conditions of the Company’s equity incentive plan and option agreements to be entered into between Executive and the Company. For the purposes of this Agreement, “Fully Diluted Shares” shall be calculated by adding (x) the number of outstanding shares of capital stock of the Company, plus (y) the number of shares of Company common stock subject to issuance under outstanding options or warrants, plus (z) the number of unallocated shares of Company common stock reserved for issuance pursuant to the Company’s equity incentive plans, in each case, as of the close of the business day preceding the date of determination.

(ii) Additional Equity Grants. Executive shall be eligible to receive additional grants of equity awards in the Board’s sole discretion.

(d) Financing Bonus. Executive shall be eligible to receive a special bonus in the target total amount of $200,000 (the “Financing Bonus”), conditioned upon Executive’s continued employment under this Agreement until and through the successful closing of a Series B financing resulting in more than $35,000,000 in proceeds to the Company, provided that such closing occurs on or before March 31, 2020. Whether such successful closing has occurred will be determined in the Company’s reasonable discretion. If such closing occurs, the Company will pay the Financing Bonus to Executive within fifteen (15) business days of such closing. For the avoidance of doubt, if such closing occurs after March 31, 2020, Executive will not be eligible for and will not receive the Financing Bonus, unless the Board in its sole discretion determines otherwise.

(e) Benefits. Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits.

(f) Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company vacation policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule.

(g) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

3. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(b) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4. Obligations upon Termination of Employment.

(a) Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company within 30 days of the termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement hereof shall survive the termination of Executive’s employment and the termination of this Agreement.

(b) Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid, (ii) any expenses owed to Executive under Section 2(g) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(f) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(e) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(c) Double Trigger Severance Benefits. Executive shall be designated as a participant in the Company’s Severance and Change of Control Policy (the “Severance Policy”). Subject to the terms of the Severance Policy and Executive’s Participation Notice thereunder, if Executive experiences a Change of Control Termination (as defined in the Severance Policy), the Company shall provide Executive with the severance benefits and payments set forth therein, except that the references to “six (6) months” in the Salary Severance and COBRA Severance sections of the Severance Policy shall be modified to read “twelve (12) months” in the case of Executive.

(d) Single Trigger Severance Benefits. If Executive experiences an Involuntary Termination (as defined in the Severance Policy) that is not a Change of Control Termination, Executive will be entitled to the following severance benefits (the “Single Trigger Severance Benefits”):

(i) continuation of Executive’s then-current Base Salary, payable monthly according to the Company’s normal payroll, for a period of nine (9) months after the date of the Involuntary Termination;

(ii) if (A) Executive was enrolled in a group health plan (i.e., medical, dental, or vision plan) sponsored by the Company or an affiliate immediately prior to the Involuntary Termination, (B) Executive is eligible to continue coverage under such group health plan under COBRA at the time of the Involuntary Termination, and (C) Executive timely elects COBRA coverage, then the Company will pay the applicable COBRA premiums on behalf of Executive and his eligible dependents, if any, covered under the Company’s group health plan (or waive the cost of coverage under any self-funded group health plan, if applicable) until the earlier of (x) the duration of the period in which Executive and his eligible dependents, if any, are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable pre-existing condition exclusion) and (y) a period of nine (9) months from the date of the Involuntary Termination. In addition, in lieu of such COBRA premium payments, the Company may in its sole discretion pay to Executive, on the first day of each month during the period that it is required to pay the COBRA premium payments for Executive and his eligible dependents, if any, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable withholdings; and

(iii) (iii) a lump sum, cash payment equal to Executive’s Annual Bonus for the year in which the Involuntary Termination occurs, pro-rated for the amount of time up to the date of separation, and paid to Executive within thirty (30) days of the date of separation.

Executive’s receipt of the Single Trigger Severance Benefits is subject to Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage the Company, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release”), which must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Participant will forfeit any right to the Single Trigger Severance Benefits. Executive’s receipt of the Single Trigger Severance Benefits will also be subject to Executive continuing to comply with the terms of the Confidential Information Agreement (as defined below).

5. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, to the attention of the Executive Chairman of the Board.

7. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing Party has given notice of such breach to the other Party. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 9(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 9(a) of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at law.

8. Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 8(b) below, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 8(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

9. Miscellaneous Provisions.

(a) Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive shall execute and abide by the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), a copy of which is attached hereto as Exhibit A.

(b) Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at Executive’s termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(c) Waiver. No provision of this Agreement shall be modified, waived or dis- charged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including the Consulting Agreement between the Parties dated May 6, 2019.

(e) Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g) Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the Parties hereto with respect to the invalid or unenforceable term or provision.

(h) Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties hereto acknowledge that each Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(i) Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized member, as of the day and year set forth below.

SPRUCE BIOSCIENCES, INC.

By:	/s/ Michael Grey
Name:	Michael Grey
Title:	Executive Chairman
Date:	10/15/2019

EXECUTIVE

/s/ Richard King
Name:	Richard A. King
Date:	10/15/2019

Signature Page to Employment Agreement